SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a)
 of the Securities Exchange Act of 1934 (Amendment No. ___)
Filed by the Registrant [  ]
Filed by a Party other than the Registrant [x]
Check the appropriate box:
[  ] Preliminary Proxy Statement
[  ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[  ] Definitive Proxy Statement
[  ] Definitive Additional Materials
[x] Soliciting Material Under Rule 14a-12
Essex Rental Corp.
(Name of Registrant as Specified In Its Charter)
Casey Capital, LLC
KC Gamma Opportunity Fund, LP
 Kevin M. Casey
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (check the appropriate box):
[X] No fee required.
[  ] Fee computed on table below per Exchange Act Rule 14a-6(i)(4) and 0-11.
1)Title of each class of securities to which transaction applies:
2)Aggregate number of securities to which transaction applies:
3)Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
4)Proposed maximum aggregate value of transaction:
5)Total fee paid:
[  ] Fee paid previously with preliminary materials.
[  ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
1)Amount Previously Paid:
2)Form, Schedule or Registration Statement No.:
3)Filing Party:
4)Date Filed:

On April 1, 2015, Casey Capital, LLC, KC Gamma Opportunity Fund, LP and Kevin M. Casey (collectively, "Casey Capital") submitted a letter (the "Letter") to Essex Rental Corp. (the "Issuer") indicating its intent to nominate three persons, including Mr. Casey, for election to the Board of Directors (the "Board") of the Issuer at the 2015 annual meeting of stockholders of the Issuer (the "Annual Meeting").
On April 6, 2015, Casey Capital issued a press release (the "Press Release") announcing its intention to nominate these three directors for election to the Board and incorporating the full text of the Letter. The foregoing summary of the Press Release is qualified in its entirety by reference to the full text of the Press Release, a copy of which is attached hereto as Exhibit 1 and is incorporated by reference herein. Also on April 6, 2015, Casey Capital filed an amendment to its Schedule 13D ("Amendment No. 2") with respect to the Issuer, in which the reporting persons therein disclosed the issuance of the Press Release. The disclosure set forth in Item 4 of Amendment No. 2 is filed herewith as Exhibit 2.
In addition, information regarding the participants in a solicitation of proxies of shareholders of the Issuer in connection with the Annual Meeting is filed herewith as Exhibit 3.